E-Filed

Colorado Secretary of State
Date and Time: 02/14/2023 01:59 PM
ID Number: 20011171392

Document number: 20231171210
Amount Paid: $10.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Correction
Correcting Information for Historical Purposes

filed pursuant to § 7-90-305 of the Colorado Revised Statutes (C.R.S.)

1. The entity ID number and the entity name, or, if the entity does not have an entity name, the true name are

Entity ID number 20011171392
(Colorado Secretary of State ID number)

Entity name or True name AiXin Life International, Inc.

2. The document number of the filed document that is corrected is 20231025849.

3. *(The following statement is adopted by marking the box.)*

☒ The information contained in the filed document identified above that is incorrect is identified in the attachment and such information, as corrected, is stated in the attachment.

4. *(If applicable, adopt the following statement by marking the box and include an attachment.)*

☒ This document contains additional information as provided by law.

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

5. The true name and mailing address of the individual causing this document to be delivered for filing are

McGill Viincent J
(Last) (First) (Middle) (Suffix)

20 Chapel Place
(Street number and name or Post Office Box information)

Apt 3U

Great Neck NY 11021-1440
(City) (State) (ZIP/Postal Code)

United States.
(Province – if applicable) (Country)

(If applicable, adopt the following statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ATTACHMENT TO STATEMENT OF CORRECTTION
CORRECTING INFORMATION for HISTORICAL PURPOSES

On January 6, 2023, Aixin Life International, Inc. (the "Corporation") filed Articles of Amendment to its Articles of Incorporation intended, among other things, to effectuate a Reverse Stock Split of its Common Stock as more fully set forth in the Articles of Amendment.

Article IVA.2.(b) of the Articles of Incorporation of the Corporation as amended by the Articles of Amendment states, in part, that

> Effective at 7:00 p.m. Mountain time on the date specified as the effective date of these Articles of Amendment, or such later date as the Financial Industry Regulatory Authority approves the Reverse Stock Split (the "Effective Time"), the shares of the Corporation's common stock, par value $0.00001 per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 2 shares, of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.00001 per share.

For the avoidance of doubt, the Financial Industry Regulatory Authority determined that Common Stock would first trade on a post-split basis on February 17, 2023. Accordingly, the Board of Directors of the Corporation determined that the Effective Time as provided in Article IVA.2.(b) of the Articles of Incorporation of the Corporation as amended by the Articles of Amendment is 7:00 p.m. Mountain time on February 16, 2023.